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                                  EXHIBIT 23.2

                           Ernst & Young LLP Consent
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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 to be filed on December 8, 1994) pertaining to the Cousins Properties Incorporated 1989 Stock Option Plan and the Cousins Properties Incorporated 1994 Stock Bonus Plan and to the incorporation by reference therein of (i) our report dated February 3, 1994, with respect to the financial statements of Haywood Mall Associates and (ii) our report dated February 4, 1994, with respect to the financial statements and schedules of CSC Associates, L.P. included in the Annual Report (Form 10-K) of Cousins Properties Incorporated for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP

Atlanta, Georgia
December 7, 1994